Exhibit 10 (cc)


                             RELEASE AGREEMENT


         This Release Agreement is entered into by and between Thomas E. Evangelista, a resident of 51 Wyngate, Simsbury, Connecticut (hereinafter referred to as "Associate"), and Enesco Group, Inc., a Massachusetts corporation having a principal place of business at 333 Western Avenue, Westfield, Massachusetts (hereinafter referred to as the "Company").

         In consideration of the promises, conditions and representations set forth herein, the severance payments being provided to Associate by the Company as set forth below, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Associate and the Company (hereinafter sometimes referred to collectively as the "Parties"), the Parties hereby agree as follows:

         1. Termination Date. Associate's employment with the Company shall terminate involuntarily without cause as of the close of business on December 31, 1998 (the "Termination Date").

         2. Continuation of Salary and Benefits After Termination. Prior to the Termination Date, Associate's salary and his participation in all compensation and benefit plans and programs in which he currently is a participant or from which he currently receives benefits will remain in effect on the same terms as are in effect as of the effective date of this Agreement.

         As of the Termination Date, Associate's salary and any other compensation and benefits he receives from the Company will terminate, other than compensation and/or benefits to which he continues to be entitled (a) pursuant to the terms of this Agreement, (b) as a matter of federal or state law, (c) pursuant to the agreements between the Parties to this Agreement listed below, including but not limited to a certain Retirement Agreement entered into between the Parties dated June 5, 1997, (the "Retirement Agreement"), or (d) pursuant to the terms of the compensation or benefit plans or programs in which he continues to be a participant or has a right to receive such compensation or benefits after the Termination Date listed below.

         The agreements and compensation and benefit plans and programs referred to herein are as follows:

     o Medical and Life Employee Group Insurance Plan under Policy #2232182 issued by Connecticut General Life Insurance Company to Stanhome Inc.
     o Accidental Death and Dismemberment Group Insurance Plan under policy issued by AIG Insurance Company to Stanhome Inc.
     o Retirement Agreement dated June 5, 1997, and related Trust Agreement dated March 1, 1988, as amended
     o Stanhome Pension Plan and related Trust Agreement dated January 1, 1980, as amended
     o Stanhome Supplemental Pension Plan and related Trust Agreement dated January 1, 1995, as amended
     o Stanhome Investment Savings Plan and related Trust Agreement dated January 1, 1993, as amended
     o Stanhome Supplemental Investment Savings Plan and related Trust Agreement dated January 1, 1995, as amended
     o Stanhome PAYSOP Plan and related Trust Agreement dated October 15, 1985, as amended
     o   Stanhome Inc. 1984 Stock Option Plan
     o   Stanhome Inc. 1991 Stock Option Plan
     o   Stanhome Inc. 1996 Stock Option Plan
     o   Management Incentive Plan
     o   Change in Control Agreement effective January 1, 1992
     o   Stanhome Matching Gifts Program

With respect to those Company compensation and benefit plans and programs in which Associate will continue to participate subsequent to the Termination Date, Associate's participation in such compensation and benefit plans and programs will be on terms no less favorable than in effect as of the effective date of this Agreement. Furthermore, the Company and Associate agree that after his Termination Date he will not become entitled to any increased benefits under such compensation and benefit plans and programs, but the benefits payable by the Company to Associate thereunder shall be based upon his length of service and compensation level as of the Termination Date.

         3.  Consideration.

     A. Severance Payments. Following the Termination Date, and for a period of thirty-six (36) consecutive monthly periods commencing January 1, 1999 and ending on December 31, 2001 (the "Severance Period"), Associate will receive severance payments equal to $14,875.00 per month. Payment will be made on the first business day of each such month, commencing January 4, 1999. Such payments, based on Associate's current base salary, are in addition to anything of value to which Associate is already entitled or provided pursuant to this Agreement, any other agreement between the Parties or other Company plan or program. Moreover, such severance payments are not intended to include any unused, accrued vacation time to which Associate may be entitled or any other accrued but unpaid compensation or benefit to which Associate may be entitled under any Company compensation or benefit plan or program.

     B. Stock Options. Upon the Termination Date, the Company will promptly deliver to Associate appropriate amendments to Associate's Certificates of Grant relating to the Company's 1991 Stock Option Plan providing that the options under such plan shall be exercisable by the Associate or his guardian or legal representative(s) during the three-year period following termination of employment as to the additional number of shares of the Company's common stock, par value $.125 per share, which the Associate would have become entitled to purchase during the three-year period if the Associate's employment had not terminated.

     C. Additional Payments. During the Severance Period, Associate will be paid an additional $2,233.33 each month of said period at the same time as he is paid the Severance Payments provided in paragraph 3.A of this Agreement, which additional payments represent the Associate's present car allowance ($1,400 per month) plus Associate's present annual $5,000 medical supplementary bonus and annual $5,000 financial planning bonus converted for those purposes to a monthly rate ($833.33 per month).

     D. Bonus. In the event that the criteria are met for a bonus award to Associate under the 1998 Management Incentive Plan, Associate will be paid the bonus by March 15, 1999.

     E. Insurance. Associate will continue to be covered by the group medical insurance coverage as set forth in the Stanhome Group Insurance Plan booklet dated December, 1994 (the "Plan") under the policy issued by Connecticut General Life Insurance Company (Policy #2232182) regardless of the location of Associate's eventual residence within the United States and regardless of his coverage by any other medical insurance plans. Should the Plan be terminated in the future, the Company and its successors and assigns, as applicable, agree to provide Associate with coverage that is substantially the same as provided in the Plan. Associate's coverage will cease when he qualifies for Medicare. Dependent coverage will be continued as to his spouse until Associate's spouse qualifies for Medicare and as to his other dependents until that dependent reaches age 23. However, if coverage has not otherwise already ended, then coverage shall end for Associate's spouse and other dependents when Associate reaches his 71st birthday or, in the event of Associate's death before he reaches age 71, the date when Associate would have reached his 71st birthday, it being intended that coverage for Associate's spouse and other dependents shall continue until the date when Associate would have reached his 71st birthday.

     During the Severance Period, the Company, its successors and assigns, will contribute 80% of the cost of the personal and dependent coverage and Associate will contribute 20% of such cost, which percentages shall be adjusted as necessary to be the same percentages as may be in effect for the cost of medical coverage of active employees of the Company and its successors and assigns. Upon expiration of the Severance Period, the Associate will contribute monthly 100% of the cost of Associate's personal and dependent coverage. The continued medical coverage, as set forth in the Plan, is binding upon and may not be revoked by the Company or any of its successors or assigns and will continue until coverage ceases as outlined above provided that Associate has paid the premium. In the event that Associate fails to pay the premium on time, the Company will pay the full premium and notify Associate of his failure to make timely payment. Associate shall have ten (10) days from his receipt of such notice to cure his failure to pay by repaying to the Company the amount advanced by the Company on his behalf, and the Company shall not allow his insurance coverage to be cancelled or to lapse until such ten-day period shall have expired.


     The Company, its successors and assigns, shall continue to provide at its sole expense the life insurance ($357,000 Death Benefit) and accidental death and dismemberment employee insurance coverage, as presently in effect, to the Associate during the Severance Period. The life insurance benefit of the Associate in excess of the first $50,000 will be purchased by the Associate and reimbursed by the Company, up to the amount it would have cost the Company to maintain the coverage under the Company's group policy. The cost of this coverage will be reported annually during the severance period on the Associate's Form W-2 as wages.

     The Termination Date shall be treated as an event under the Consolidated Budget Reconciliation Act of 1985 (COBRA), and Associate will receive COBRA information under separate cover.

     F. Outplacement. The Company also will provide Associate with outplacement services as mutually agreed upon between the Parties, provided such outplacement services commence within 12 months following the Termination Date.

     G. Moving Expenses. The Company shall reimburse Associate for relocation expenses in accordance with present Company Relocation
Guidelines issued September, 1996, incurred by Associate within eighteen months of the Termination Date unless such expenses are reimbursed to Associate by a new employer, if any.

     H. References. The Company will provide references for Associate in accordance with its policy.

     I. Taxes. Applicable taxes on all payments, transfers and other consideration referred to herein will be the sole responsibility of Associate, provided that the Company shall deduct applicable federal and state withholding income taxes on the payments provided herein.

     J. Vacation Pay. All accrued and unused vacation pay was paid to Associate in December 1998.

     4. Retirement Agreement and Pension Plans. The Retirement Agreement between the Parties entered into on June 5, 1997, shall remain in full force and effect. In addition, Associate's benefits from the Qualified Pension Plan and Supplemental Pension Plan shall also remain in full force and effect. It is agreed that Associate's termination for such purposes is an involuntary termination without cause.

     5. Release.

     A. From Associate to the Company. In exchange for the compensation described in Paragraph 2 and other good and valuable consideration, Associate hereby agrees that he, his representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge the Company and its affiliates and their successors, predecessors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages, and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause, or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company, including but not limited to claims arising under common law, contract, implied contract, public policy, tort, personal injury, or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act, The Americans with Disabilities Act, The Connecticut Human Rights and Opportunities Law, The Massachusetts Fair Employment Practices Act and/or any other applicable employment related federal, state or local statute, law, ordinance, regulation or order; provided, however, that nothing contained in this Paragraph 5 shall limit Associate's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement, or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2, or (iii) Associate's right to indemnification as an officer or director of the Company and/or its affiliates. This release is intended by Associate to be a general release as to the claims described herein.

     B. From the Company to Associate. In exchange for Associate's release of the Company and the covenants made by Associate in Paragraph 9 hereof, the Company hereby agrees that it and its affiliates and subsidiaries, and their successors, predecessors, assigns, directors, shareholders, officers, employees and agents, both individually and in their official capacities with the Company and its affiliates, attorneys, and agents release and forever discharge Associate, his representatives, heirs, executors, administrators, agents, attorneys, estate, successors and assigns, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause, or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company (other than those involving fraud, gross negligence and gross willful misconduct) provided, however, that nothing contained in this Paragraph 5 shall limit the Company's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement, or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, or (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph
2. This release is intended by the Company to be a general release as to the claims described herein.

     6. Indemnification. To the extent that Associate is not otherwise indemnified under a Company by-law or insurance policy, the Company will indemnify and hold harmless Associate against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which Associate may be involved or which Associate may be threatened arising out of actions taken by Associate in his capacity as an officer, director, employee, agent or representative of the Company or a direct or indirect subsidiary of the Company or, at the Company's request, another organization, or in any capacity with any employee benefit plan of the Company, or such a subsidiary or organization, or in connection with the prosecution of any action, suit or proceeding, whether civil or criminal, in which Associate may be acting for or on behalf of the Company, with the exception of actions by him with respect to which a court of competent jurisdiction determines that Associate did not act in good faith in the reasonable belief that his action was in the best interest of the Company, or to the extent such claim relates to his service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan, without regard of the date when such claim is brought. Expenses, including without limitation counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by Associate to repay to the Company the amounts previously advanced if it shall be adjudicated that indemnification for such expenses is not authorized hereunder.

     7. Waiver of Rights and Claims Under the Age Discrimination in Employment Act, as Amended. Associate has been informed that because he is over 40 years of age, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In consideration for the compensation described hereunder, Associate specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed. Associate acknowledges that he has been provided such information or materials as is required by law in connection with this waiver.

     8. Company Files, Documents and Other Property. Associate warrants that he will return to the Company upon its request all keys or other items, including all Company files, reports, books, data and documents, that are in his possession or control and that are the property of the Company and not his personal files, reports, books, data and documents.

     9. Representations.

     A. Associate is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

     B. Associate was further advised, when he was presented with this Agreement on or before December 14, 1998 that he had at least 45 days within which to consider the Agreement, until the close of business on January 29, 1999.

     C. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     D. The terms of this Agreement are contractual in nature and not a mere recital. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties.

     E. Associate represents that he has read this Agreement, fully understands the terms and conditions of such Agreement, and is knowingly and voluntarily executing the same without any duress or undue influence.

     10. Confidential Information. Associate agrees that he will not use or disclose to anyone (other than for the benefit of the Company) at any time hereafter, any Confidential Information obtained by him or made known to him while employed by the Company, and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists written or other of such persons or entities, whether of the Company or any other organization associated or affiliated with or owned by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Associate's act or default or the acts or default of Associate's agents or representatives.

     11. Resignations and Stock Transfers. Upon the Termination Date, Associate agrees to (i) resign from any position held by him with the Company or any direct or indirect affiliated company or organization, including but not limited to positions as an officer, director, committee member, or any other position, (ii) take any action necessary to transfer shares of stock held in his name or for his benefit on behalf of the Company in any direct or indirect affiliate of the Company, as requested by the Company, to the Company or a designee of the Company, and (iii) take any action and execute anything as may be necessary to accomplish the foregoing.

     12. Change in Control. Associate's Change in Control Agreement effective as of January 1, 1992 (the "Change in Control Agreement") shall remain in effect up to and including the Termination Date, and subsequent to the Termination Date in the event that an agreement with the Company to effectuate a Change in Control, as defined in the Change of Control Agreement, is entered into prior to the Termination Date. It is agreed that Associate's termination under this Agreement is (i) for reasons other than those set forth under Paragraphs 1(a) and 1(b) of the Change in Control Agreement and (ii) at the direction of the person (as defined in Paragraph 4(a)(i) of the Change in Control Agreement) who has entered into such an agreement with the Company to effectuate such a Change in Control as described under and subject to said Paragraph 1(b). To the extent that any payments made to Associate under the Change in Control Agreement are made for the same purpose as the severance amounts specified above in Paragraphs 3.A and 3.D (without giving effect to the Gross-Up Payment in Paragraph 1(c) of the Change in Control Agreement for these purposes), such Change in Control payments shall be in substitution for such severance amounts except to the extent that any bonus shall be due and payable with respect to any year preceding that in which the Change in Control occurs. To the extent the amounts specified in Paragraphs 3.A and 3.D are greater than those paid under the change in Control Agreement, the amount by which such amounts and benefits in Paragraphs 3.A and 3.D exceed the amounts paid under the Change in Control Agreement shall be paid in accordance with the terms of this Agreement. If Associate is paid all amounts due him under the Change in Control Agreement in the event of a Change in Control, then Associate shall not be paid any amounts due him under Paragraph 3.C for the remaining term of this Agreement.

     If a Change in Control, as defined in the Change in Control Agreement, occurs after the Termination Date, the payments to be made to Associate under Paragraphs 3.A, 3.C and 3.D shall be paid in a lump sum upon the occurrence of such Change in Control.

     If any of the payments and benefits under this Agreement are subject to the Excise Tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), such payments and benefits shall be deemed to be "...other payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment..." under Paragraph 1(c) of the Change of Control Agreement and the Company shall pay Associate the Gross-Up Payment as shall be determined in accordance with said Paragraph 1(c) as if it had remained in effect.

     Except as provided under this paragraph, all amounts and benefits to be paid or provided under this Agreement shall be so paid or provided as set forth herein without regard to the Change in Control Agreement.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or assigns of the Company, and any such successor or assign shall be deemed substituted for the Company under the terms of this Agreement, and as a condition thereof, such successor and assign shall expressly assume in writing the rights, duties and obligations of the Company. As used in the Agreement, the term "successor or assign" or "successors or assigns" shall include any person, firm, corporation, or other entity which at any time, whether by merger, consolidation, purchase, or otherwise, acquires all or substantially all of the assets, capital stock or business of the Company. The rights and obligations of Associate under this Agreement, including his right to exercise vested stock options, shall inure to the benefit of, be binding upon, be exercisable by and be enforceable by Associate's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Associate should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

     14. Amendment or Modification. This Agreement may not be amended, modified, altered or changed except upon written consent of the Parties.

     15. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions but the obligation to be fulfilled under such invalid or unenforceable provision shall automatically be reduced to the limit of validity or enforceability prescribed by law, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     16. Validity. If any of the provision of this Agreement are declared or determined by any court of competent jurisdiction to be illegal, invalid or inoperative, such determination shall not affect the validity or efficacy of the remaining parts, terms or provisions of this Agreement and any such illegal, invalid or inoperative part, term or provision shall be deemed severable and not to be a part of this Agreement.

     17. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The waiver of any breach of this Agreement by either party or the failure of either party to require the performance of any term or obligation of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of or prevent any subsequent enforcement of such term or obligation in another instance or be deemed a waiver of any subsequent breach.

     18. Entire Agreement. Associate and the Company agree that this Agreement contains and constitutes the entire understanding and agreement between the Parties hereto respecting the terms of Associate's termination from the Company and supersedes and cancels the Severance Agreement effective as of June 1, 1992, as well as all previous written or verbal negotiations, agreements, commitments, and writings in connection with severance or compensation arrangements, including the Letter Agreement dated June 16, 1997, between Associate and the Company. This Agreement expressly does not supersede or cancel the Retirement Agreement, a certain Change of Control Agreement effective January 1, 1992, any compensation and benefit agreements, plans and programs listed in Paragraph 2 of this Agreement or any other agreements whether or not listed in Paragraph 2 of this Agreement not referred to in the preceding sentence.

     19. Execution. This Agreement may be executed in two or more duplicate counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

     20. Notice. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, overnight delivery or telecopy to the following addresses:

         a.  All notices to Associate shall be addressed to him as follows:

             Mr. Thomas E. Evangelista
             51 Wyngate
             Simsbury, Connecticut 06070

         b.  All notices to the Company shall be addressed to it as follows:

             Mr. Allan G. Keirstead
             Executive Vice President,
             Chief Administrative and Financial Officer
             Enesco Group, Inc.
             333 Western Avenue
             Westfield, Massachusetts 01085

     Either Party may change the address to which notices are to be sent by providing notice in qriting to the other Party in accordance with the terms hereof.

     21. Effective Date. Associate may revoke this Agreement for a period of seven (7) das following its execution by him, and the Agreement shall not become effective or enforceable until the date upon which this revocation period has expired (the "Effective Date"). If the Effective Date is later than the termination date, all payments that would have been made prior to such date shall be paid as of the Effective Date.

     Executed this 30th day of December, 1998.



                              /s/Thomas E. Evangelisa
                              -------------------------------------
                              Thomas E. Evangelista



                              ENESCO GROUP, INC.


                              By:/s/Allan G. Keirstead
                                 ----------------------------------
                                 Allan G. Keirstead
                                 Executive Vice President,
                                 Chief Administrative & Financial Officer